Exhibit 5.1

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May 9, 2007

Cogent Communications Group, Inc.
1015 31st Street N.W.

Washington, D.C. 20007

Re:                               Registration Statement on Form S-8 (File No. 333-          );
2,000,000 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as counsel to Cogent Communications Group, Inc. a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 2,000,000 shares of common stock, par value $0.001 per share (the “Shares”). The shares are included in a registration statement under the Company’s 2004 Incentive Award Plan (the “Plan”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2007 (File No. 333-         ) (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters as set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP